UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2015

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA	98164
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (206) 701-2000
Registrant's facsimile number, including area code: (206) 701-2500
None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
On March 4, 2015, the Board of Directors of Cray Inc. (“Cray”) authorized an increase in the size of the Board of Directors from eight to nine members, and, upon the recommendation of its Corporate Governance Committee, elected Martin J. Homlish as a director of Cray. At the time of his election to the Board of Directors, Mr. Homlish was also appointed as a member of Cray’s Strategic Technology Assessment Committee.
As a non-employee director of Cray, Mr. Homlish receives compensation in accordance with Cray’s non-employee director compensation practices. This compensation consists of annual retainers for his service on the Board of Directors and the Strategic Technology Assessment Committee in the amounts of $40,000 and $5,000, respectively. Additionally, upon his appointment, Mr. Homlish was granted a fully vested option to purchase 20,000 shares of Cray’s common stock, with an exercise price equal to the fair market value of Cray’s common stock on the date of the grant. In addition, Cray will enter into an indemnification agreement with Mr. Homlish in the same form as previously entered into by Cray with its other non-employee directors.
Item 8.01. Other Events.
On March 6, 2015, Cray issued a press release announcing the election of Mr. Homlish as a director of Cray. The press release is attached to this report as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of Cray Inc., dated March 6, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: March 6, 2015

Cray Inc.

By:	/s/ MICHAEL C. PIRAINO
Michael C. Piraino Vice President Administration, General Counsel and Corporate Secretary